Exhibit 10.41

BUNGE LIMITED
2017 NON-EMPLOYEE DIRECTORS EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT
1.    General. Unless otherwise defined herein, the terms defined in the Bunge Limited 2017 Non-Employee Directors Equity Incentive Plan (the “Plan”) shall have the same defined meanings in this Restricted Stock Unit Agreement (this “Agreement”). The Plan, which is incorporated by reference, and this Agreement constitutes the entire understanding and agreement between you and Bunge Limited (the “Company”) regarding the Restricted Stock Units (“RSUs”) specified in your account.

2.    Grant of RSUs. Subject to the terms and conditions of the Plan and this Agreement, effective as of the date specified in your account (the “Date of Grant”), the Company grants you the number of RSUs specified in your account. Each RSU is equivalent to one Share for purposes of determining the number of Shares subject to the RSU.

3.    Vesting of RSUs. Subject to the terms and conditions of the Plan and this Agreement, the RSUs and related accrued Dividend Equivalents shall vest on the [       ] anniversary of the Date of Grant (the “Vesting Date”), provided that you continue to serve as a member of the Board from the Date of Grant up to and including the Vesting Date.

4.    Form and Timing of Payment. Subject to the terms and conditions of the Plan and this Agreement, each vested RSU, plus related Dividend Equivalents, will be paid as soon as practical after the Vesting Date, but in no event later than sixty (60) days following the Vesting Date; provided, however, that you will not be permitted, directly or indirectly, to designate the taxable year of the distribution.

5.    Dividend Equivalents. If the Board declares a cash dividend on the Shares, you will be entitled to a Dividend Equivalent, to be credited to your account on the dividend payment date established by the Company, equal to the cash dividends payable on the same number of Shares as the number of unvested RSUs credited to your account on the dividend record date established by the Company. Any Dividend Equivalent will be in the form of additional whole RSUs, will be subject to the same terms and Vesting Dates as the corresponding RSUs, and will be paid at the same time and in the same manner as the corresponding RSUs. The number of additional RSUs credited to your account on the dividend payment date (rounded down to the nearest whole RSU) will be determined by (x) multiplying the number of unvested RSUs as of the dividend record date (including any unvested RSUs previously credited to your account as a result of Dividend Equivalents) by (y) the quotient of the cash dividend to be paid per Share, divided by the Fair Market Value per Share on the dividend payment date. Dividend Equivalents will vest at the same time as their corresponding RSUs and convert into the right to receive Shares only to the extent the underlying RSUs vest and become payable.

6.    Effect of Termination of Service.

6.1    Termination of Service for any Reason other than Disability, death, Retirement, or Failure to be Re-elected. If your service as a member of the Board terminates for any reason other than death, Disability, Retirement, or by reason of failure by the Company’s shareholders to reelect you after you were nominated for re-election by the Board, any unvested RSUs (and related Dividend Equivalents) will immediately be cancelled and forfeited without payment.

6.2    Termination of Service on Account of Disability, death, Retirement or Failure to be Re-elected. If your service as a member of the Board terminates on account of death, Disability, Retirement, or by reason of failure by the Company’s shareholders to reelect you after you were nominated for re-election by the Board, any unvested RSUs (and related Dividend Equivalents) will become fully and immediately vested (to the extent not already vested) and will be payable as soon as practical following your termination of service, provided that in no event will payment be made later than sixty (60) days following such termination.

6.3    Change in Control. Unless specifically prohibited by the Plan or unless the Committee provides otherwise prior to a Change in Control, upon the occurrence of a Change in Control and either (i) the successor entity fails to assume, substitute or replace the RSUs or (ii) your termination of service with the Company or a Subsidiary on or before the occurrence of the first anniversary of the occurrence of a Change in Control any restrictions imposed on any outstanding and unvested RSUs shall be deemed to have expired.

6.4    Specified Employees. Notwithstanding anything herein to the contrary, if you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), as determined under the Company’s established methodology for determining specified employees, at the time of your separation from service, any payment hereunder that provides for a “deferral of compensation” within the meaning of Section 409A shall not be paid or commence to be paid on any date prior to the first business day after the date that is six months following your separation from service; provided, however, that a payment delayed pursuant to this Section 6.4 shall commence earlier in the event of your death prior to the end of the six-month period.

7.    Tax Withholding.

7.1    The Company shall have the authority and the right to deduct or withhold, or to require you to remit to the Company, an amount (if any) sufficient to satisfy the obligation for Tax-Related Items with respect to any taxable or tax withholding event concerning you arising as a result of your participation in the Plan or to take such other action as may be necessary or appropriate in the opinion of the Company to satisfy withholding obligations for the payment of Tax-Related Items by one or a combination of the following: (x) withholding from your cash compensation; (y) withholding from the proceeds of sale of Shares underlying the RSUs, either through a voluntary sale or a mandatory sale arranged by the Company on your behalf, without need of further authorization; or (z) in the Committee’s discretion, by withholding Shares otherwise issuable under the RSU (or allowing the return of Shares) sufficient, as determined by the Committee, in its discretion, to satisfy such Tax-Related Items. No Shares shall be delivered pursuant to the RSUs to you or any other person until you or such other person has made arrangements acceptable to the Committee to satisfy the obligations for Tax-Related Items with respect to any taxable or tax withholding event concerning you or such other person arising as a result of the RSUs.

7.2    Regardless of any action of the Company, you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount (if any) actually withheld by the Company. You further acknowledge that the Company (x) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs; and (y) does not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result.

8.    Acknowledgements and Agreements. You agree, accept and acknowledge the following:

(a)The delivery of the Plan, this Agreement, the Plan’s prospectus and any reports of the Company provided generally to the Company’s shareholders, may be made by electronic delivery. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the Internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company. By electronically accepting this Agreement, you agree to the following: “This electronic contract contains my electronic signature, which I have executed with the intent to sign this Agreement.”

(b)All decisions or interpretations of the Committee regarding the Plan, this Agreement and the RSUs shall be binding, conclusive and final on you and all other interested persons.

(c)The Plan is established voluntarily by the Company, it is discretionary in nature, and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan.

(d)The grant of RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past.

(e)All decisions regarding future Awards, if any, will be at the discretion of the Board.

(f)Nothing in the Plan shall be deemed to create any obligation on the part of the Board to nominate you for re-election by the Company’s shareholders, nor confer upon you the right to remain a member of the Board for any period of time, or at any particular rate of compensation.

9.    No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares.

10.    Compensation Recovery Policy. The RSUs are subject to the terms of any compensation recovery policy or policies established by the Company as may be amended from time to time (“Compensation Recovery Policy”). The Company hereby incorporates into this Agreement the terms of the Compensation Recovery Policy.

11.    Section 409A Compliance. To the extent applicable, the Plan and this Agreement shall be interpreted in accordance with Section 409A. Notwithstanding any contrary provision in the Plan, this Agreement or the RSUs, if any provision of the Plan, this Agreement or the RSUs contravenes any regulations or guidance promulgated under Section 409A or would cause any person to be subject to additional taxes, interest and/or penalties under Section 409A, such provision of the Plan, this Agreement or the RSUs may be modified by the Committee without notice and consent of any person in any manner the Committee deems reasonable or necessary. In making such modifications the Committee shall attempt, but shall not be obligated, to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A. Moreover, any discretionary authority that the Committee may have pursuant to the Plan shall not be applicable to RSUs that are subject to Section 409A to the extent such discretionary authority would contravene Section 409A. If any amount owed to you is considered for purposes of Section 409A to be owed by virtue of your termination of service, such amount shall be paid if and only if such termination of service constitutes a “separation from service” with the Company, determined using the default provisions set forth in Treasury Regulation §1.409A-1(h) or any successor regulation thereto. Nothing herein shall be construed as a guarantee of any particular tax treatment. The Company makes no representation that this Agreement or the RSUs comply with Section 409A and in no event shall the Company be liable for the payment of any taxes and penalties that you may incur under Section 409A.

12.    Rights as Shareholder. Neither you nor any person claiming under or through you will have any of the rights or privileges of a shareholder of the Company in respect of any Shares deliverable hereunder unless and until Shares have been issued and recorded on the records of the Company or its transfer agents or registrars.

13.    Notices. Any notice to be given under this Agreement to the Company will be addressed to: Bunge Limited, 50 Main Street, 6th Floor, White Plains, New York 10606, Attention: Chief Human Resources Officer. Any notice to be given under this Agreement to you will be provided to the physical or electronic mail address maintained in the Company’s records; or in either case, at such other address as the Company or you, as the case may be, may hereafter designate in writing.

14.    Governing Law; Venue. To the extent not preempted by federal law, the RSUs and this Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of law provisions. The parties agree that any legal action, suit or proceeding arising from or related to this Agreement shall be instituted exclusively in the state courts of New York located in New York County or in the federal courts for the United States for the Southern District of New York and no other courts. The parties consent to the personal jurisdiction of such courts over them, waive all objections to the contrary, and waive any and all objections to the exclusive location of legal proceedings in New York County or in the federal courts for the U.S. for the Southern District of New York.

15.    RSUs Not Transferable. The RSUs and the rights and privileges conferred by the RSUs may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by the laws of descent or distribution. The terms of the Plan and this Agreement shall be binding upon your executors, administrators, heirs, successors and assigns.

16.    Additional Conditions to Issuance of Stock. If at any time the Company determines, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any foreign, state, federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to you (or your estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company.

17.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

18.    Insider-Trading/Market-Abuse Laws. You acknowledge that you may be subject to insider-trading restrictions and/or market-abuse laws, which may affect your ability to acquire or sell Shares acquired under the Plan during such times as you are considered to have “inside information” regarding the Company. You are responsible for complying with any applicable restrictions and are encouraged to speak to your personal legal advisor for further details regarding any applicable insider-trading and/or market-abuse laws.

19.    Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

20.    Modifications to this Agreement. Amendments or modifications to this Agreement that adversely affect the RSUs in any material way may only be made with your written consent. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its discretion and without your consent, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection to the RSUs, or to comply with other applicable laws.

21.    Waiver. You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach of this Agreement.

33033216.2

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